Exhibit 99.1

3595 John Hopkins Court, San Diego, CA 92121 Telephone: 858 202 9000 Fax: 858 202 9001

Company Contact	Investor Relations Contact
John Sharp	Lippert/Heilshorn & Associates
Principal Financial Officer	Zachary Bryant (zbryant@lhai.com)
(858) 202-9032	Jody Cain (jcain@lhai.com)
(310) 691-7100

SEQUENOM REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

Raises 2006 Revenue Target

Conference Call Begins Today at 1:00 p.m. Eastern Time

SAN DIEGO, November 2, 2006 – Sequenom, Inc. (NASDAQ: SQNM) today reported financial results for the three and nine months ended September 30, 2006.

Revenues for the third quarter of 2006 were $6.5 million, up 43% compared with revenues of $4.6 million for the third quarter of 2005. Revenues for the nine months ended September 30, 2006 were $20.6 million, a 37% increase compared with revenues of $15.0 million for the same period last year. The increase in revenues for the quarter and nine months ended September 30, 2006 is primarily due to an increase in the number of placements of MassARRAY compacts and other related product sales. The net loss for the third quarter of 2006 was $4.6 million, or $0.14 per share, compared with a net loss of $6.0 million, or $0.46 per share, for the third quarter of 2005. The net loss for the nine months ended September 30, 2006 was $12.2 million, or $0.56 per share, compared with a net loss of $19.5 million, or $1.47 per share, for the same period in 2005.

Cost of product and service revenue for the third quarter of 2006 was $2.9 million, compared with $2.0 million for the third quarter of 2005. Research and development expenses were $3.0 million, compared with $2.6 million for the same period last year. Selling and marketing expenses were $2.7 million, compared with $2.8 million for the third quarter of 2005. General and administrative expenses were $2.7 million, compared with $2.4 million for the same period last year. Total costs and expenses for the third quarter of 2006 increased to $11.8 million, compared with $10.9 million for the third quarter of 2005. Total costs and expenses for the quarters ended September 30, 2006 and 2005 include $0.4 million and $0.1 million, respectively, of share-based compensation expenses.

Sequenom Reports Third Quarter Financial Results

Total costs and expenses for the first nine months of 2006 decreased to $34.2 million, compared with $35.7 million for the same period last year. Total costs and expenses for the nine months ended September 30, 2006 and 2005 include $0.9 million and $0.3 million, respectively, of share-based compensation expenses.

As of September 30, 2006, Sequenom had available cash, cash-equivalents and short-term investments totaling $28.1 million. The Company reported available cash and short-term investments of $6.0 million as of December 31, 2005. As of September 30, 2006, the Company reported stockholders’ equity of $30.4 million.

“With the additions to our executive team and new products and services, including the recent introduction of our iPLEX Gold assay, we plan to build upon our success in 2006 to sustain revenue growth in our core business for 2007 and beyond,” said Harry Stylli, Ph.D., President and Chief Executive Officer. “We are also enthusiastic about our expanded non-invasive prenatal diagnostics intellectual property rights that now include gender testing, and we remain on track to launch our research use only Rhesus D test in the first half of 2007.”

“We are revising our financial guidance for 2006 and now expect to report revenues of at least $27 million for 2006, representing about 40% growth compared with 2005 and up from our previous guidance of $24 million. Although we expect to increase our research and development spending in the fourth quarter primarily on external costs related to advancing our core business as well as further developing our non-invasive prenatal diagnostics technology, we anticipate that combined research and development, sales and marketing, and general and administrative expenses will be consistent with 2005 at approximately $34 million,” Dr. Stylli added.

Third Quarter and Recent Highlights

•	Hired Key Sales and Marketing Executive: In August, Sequenom strengthened its sales and marketing leadership with the hiring of Michael Monko, Senior Vice President of Sales and Marketing. Mr. Monko has more than 20 years of life science sales and marketing experience. Most recently he served as vice president of sales for Upsate.Chemicon with global sales and management responsibility for more than 100 sales, service, and support personnel.

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Added Exclusive Distributor in South Korea: In September, Sequenom announced that Bioneer Corporation had been selected to exclusively distribute and promote its genetic analysis products in South Korea. Under a separate agreement, Bioneer will also operate a core facility that will provide contract services for human, livestock, and agricultural applications throughout South

Sequenom Reports Third Quarter Financial Results

Korea using Sequenom’s MassARRAY™ system and consumable products, with potential for expansion into additional territories and markets.

•	Launched Next-Generation Genotyping Assay: In October, Sequenom launched its latest generation multiplex genotyping product, the iPLEX™ Gold assay that will be commercially available by year end 2006. This assay enables a typical fine mapping genotyping study for about 3 1/2 cents per data point by providing routine multiplexing at 36 times per reaction and, depending upon the complexity of the specific assay, up to 40 times per reaction. This represents customer savings of approximately 25% per study compared with the original iPLEX assay and improves project efficiency.

•	Expanded Non-Invasive Prenatal Diagnostic Opportunity: In October, Sequenom secured exclusive rights in the United States, Europe, Japan, Canada, and Australia to intellectual property for non-invasive prenatal gender determination testing for social and lifestyle purposes through an amendment to an earlier licensing agreement with Isis Innovation Ltd. for exclusive rights to intellectual property for non-invasive prenatal genetic diagnostic testing on fetal nucleic acids derived from maternal plasma or serum.

Conference Call

Sequenom’s management will host an investment-community conference call today beginning at 1:00 p.m. Eastern time (10:00 a.m. Pacific time) to discuss financial results, provide a business update and answer questions.

Individuals interested in participating in the conference call may do so by dialing (866) 844-2998 for domestic callers, or (706) 643-9669 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 9074227.

The live call also will be available via the Internet on the Company’s Web site at www.sequenom.com. A webcast replay of the call will be available for 30 days following the conclusion of the call.

About Sequenom

Sequenom is committed to providing the best genetic analysis products that translate genomic science into superior solutions for biomedical research, livestock and agricultural applications, molecular medicine, and non-invasive prenatal testing. The Company’s proprietary MassARRAY® system is a high-performance DNA analysis platform that efficiently and precisely measures the amount of genetic target material and variations therein. The system is able to deliver reliable and specific data from complex biological samples and from genetic target material that is only available in trace amounts. The Company has exclusively licensed intellectual property rights for the development and commercialization of non-invasive prenatal genetic tests for use with the MassARRAY system and other platforms.

Sequenom Reports Third Quarter Financial Results

Sequenom® and MassARRAY® are trademarks of SEQUENOM, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s previous financial guidance and revised financial guidance for 2006, expected revenues and growth for 2006, expected increase in research and development spending in the fourth quarter of 2006, anticipated expenses for 2006, the Company’s plans and ability to sustain revenue growth in its core business for 2007 and beyond, the launch and success of new products and services by the Company or its distributors, the impact of the iPLEX Gold assay, and the Company’s non-invasive prenatal diagnostics and gender testing opportunities including the planned launch of the Company’s research use only Rhesus D test in the first half of 2007, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with the Company’s product sales, operating performance, and expenses during the fourth quarter of 2006, the Company’s technologies, market acceptance of and demand for the Company’s products and services, reliance upon the collaborative efforts of others, product development and commercialization, research and development progress, and other risks detailed from time to time in the Company’s SEC reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and most recent periodic report. These forward-looking statements are based on current information that is likely to change and speak only as of the date hereof. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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SEQUENOM, Inc.

Condensed Consolidated Financial Statements

(in thousands, except per share data)

Consolidated Summary of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenues:
Consumables	$3,175	$2,846	$9,124	$8,244
MassARRAY and Other product related	2,956	1,694	10,509	6,428
Services	350	—	554	—
Research and other	29	27	422	351

Total revenues	6,510	4,567	20,609	15,023

Costs and expenses:
Cost of product & service revenue	2,932	2,032	8,680	7,805
Research and development expenses	3,009	2,589	7,900	8,903
Selling and marketing expenses	2,672	2,837	7,776	8,541
General and administrative expenses	2,688	2,380	8,328	8,589
Restructuring charge	2	526	6	314
Amortization of acquired intangibles	504	504	1,511	1,511

Total costs and expenses	11,807	10,868	34,201	35,663

Operating loss	(5,297)	(6,301)	(13,592)	(20,640)
Net interest income	402	75	523	253
Other income, net	22	(44)	128	207

Loss before income taxes	(4,873)	(6,270)	(12,941)	(20,180)
Deferred income tax benefit	232	232	695	697

Net loss	$(4,641)	$(6,038)	$(12,246)	$(19,483)

Net loss per share, basic and diluted:	$(0.14)	$(0.46)	$(0.56)	$(1.47)
Weighted average of shares outstanding, basic and diluted	33,423	13,269	21,958	13,262

ConsolidatedBalance Sheet Information

	September 30, 2006 (Unaudited)	December 31, 2005 (Audited)
Assets:
Cash, cash equivalents, short-term investments and restricted cash	$29,578	$8,678
Property, equipment and leasehold improvements, net	4,390	5,621
Other assets, including intangibles	8,762	10,137

Total assets	$42,730	$24,436

Liabilities and Stockholders’ Equity:
Deferred revenue	1,289	1,501
Other liabilities	11,079	11,192
Stockholders’ equity	30,362	11,743

Total liabilities and stockholders’ equity	$42,730	$24,436